Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports 126% Revenue Growth within Data Center Maintenance Division, Along with Record Revenue on 37% Growth within Data Security & Compliance Division for the Fourth Quarter

HIGHTSTOWN, NJ—February 27, 2007—QSGI, Inc. (OTCBB: QSGI) the only data security and regulatory compliance provider offering a full suite of life-cycle services for a corporation’s entire IT platform, today reported financial results for the fourth quarter ended December 31, 2006.

Fourth Quarter 2006 Financial Highlights (year-over-year):

•	Total revenue increased 10% to $12.6 million

o	Data Security & Compliance revenue increased 37% to $6.7 million

o	Data Center Maintenance revenue rose 126% to $1.3 million

o	Data Center Hardware revenue decreased 27% to $4.6 million

•	Gross profit increased 12% to $2.4 million, versus $2.1 million in the fourth quarter of 2005

o	Data Security & Compliance gross profit increased 168% to $816,000

o	Data Center Maintenance gross profit rose 123% to $873,000

o	Data Center Hardware gross profit decreased 52% to $680,000

“We generated very strong growth within both our Data Security & Compliance Division, as well as our Data Center Maintenance Division,” stated Marc Sherman, chairman and chief executive of QSGI. “Within the Data Security & Compliance division we focused heavily on strengthening our asset remarketing relationships with the major OEMs, which helped drive the 37 percent growth during the quarter. Although our remarketing business has lower gross margins than our full-suite of data security services, our goal was to rapidly expand this business in order to layer on the higher margin end-user services through these OEM clients over time. At the same time, we added a number of new clients for our full suite of Data Security & Compliance services, including one of the world’s largest retailers; a leading international private bank; a well renowned provider of tobacco products; and a worldwide marketer of specialty skincare merchandise and beauty accessories.”

Mr. Sherman continued, “We are especially pleased with the recent success of our mobile audit and erasure vehicle, as well as our portable server ‘suitcase’ solution, both of which eliminate the inherent data security risks associated with transporting technology assets. These new offerings have had a measurable impact attracting new end-user clients, especially in light of the recent high profile data security breaches during transportation at several major institutions.”

“Our Data Center Maintenance division continues to grow at an impressive rate, as evidenced by a 126% increase in revenue over the same period last year. We recently announced new mainframe and mid-range server maintenance contracts, which are estimated to generate an additional $1.2 million in recurring annual revenue. As a result, our Data Center Maintenance division is now pacing at approximately $6.6 million in annualized revenues, which we expect will help us to achieve sustained company-wide profitability as we continue to grow the division. Although the concentrated sales within our Data Center Hardware division often results in wide swings from quarter-to-quarter, as we saw this quarter, the division was up for the full year and we anticipate solid contributions from this business going forward.”

New client and channel partners signed during the quarter:

•	3 new Data Security & Compliance clients

•	Additional contracts from new or existing Data Center Maintenance clients amounting to incremental annual revenue of more than $1.2 million

Total revenue for the fourth quarter of 2006 rose 10% to $12.6 million, as compared with $11.4 million for the same period in 2005, reflecting a 37% increase in revenue from the company’s Data Security & Compliance division, a 126% rise in the Data Center Maintenance division, and a 27% decrease in the Data Center Hardware division. Gross profit increased 12% to $2.4 million, versus $2.1 million in the fourth quarter of 2005. Selling, general and administrative expenses were $2.5 million, versus $2.2 million for the same period last year, which included approximately $50,000 of expenses related to an acquisition that was not completed. Net loss available to common stockholders for the fourth quarter of 2006 was $(270,939), or $(0.01) per share, compared to net loss of $(45,823), or $(0.00) per share, for the same period in 2005.

Conference Call

QSGI will host a conference call at 10:00 a.m. Eastern today, February 27, 2007. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is 866-585-6398. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling 866-245-6755, conference ID #511239. The encore recording will be available two hours after the conference call has concluded.

About QSGI
QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #

Assets
	December 31,
	2006	2005
Current Assets
Cash and cash equivalents	$632,948	$153,794
Accounts receivable, net of reserve of $780,116
and $80,000 in 2006 and 2005, respectively	8,012,421	7,014,129
Inventories	4,982,710	4,136,304
Prepaid expenses and other assets	183,069	227,352
Deferred income taxes	457,692	155,668
Total Current Assets	14,268,840	11,687,247

Property And Equipment, Net	410,241	605,887

Goodwill	6,644,403	3,212,314

Intangibles, Net	2,555,584	2,872,240

Other Assets	158,784	116,225

	$24,037,852	$18,493,913

Liabilities And Stockholders' Equity
Current Liabilities
Revolving lines of credit	$3,915,825	$3,631,500
Accounts payable	1,382,336	2,254,136
Accrued expenses	601,850	279,090
Accrued payroll	329,658	264,134
Deferred revenue	517,439	286,595
Other current liabilities	122,784	29,366
Total Current Liabilities	6,869,892	6,744,821

Long-term Deferred Revenue	416,239	117,945
Deferred Income Taxes	310,656	280,318

Total Liabilities	7,596,787	7,143,084

Redeemable Convertible Preferred Stock	4,220,577	1,967,220

Commitments And Contingencies (Note 13)

Stockholders' Equity
Preferred shares: authorized 5,000,000 in 2006 and 2005,
$0.01 par value, none issued	—	—
Common shares: authorized 95,000,000 in 2006 and 55,000,000
in 2005, $0.01 par value; 31,172,716 shares issued and
outstanding in 2006 and 28,670,631 issued and outstanding	311,727	286,706
in 2005.
Additional paid-in capital	14,390,977	11,093,881
Retained earnings (deficit)	(2,482,216)	(1,996,978)
Total Stockholders' Equity	12,220,488	9,383,609

	$24,037,852	$18,493,913

	For The Three Months		For The Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Product Revenue	$11,108,699	$10,676,461	$41,111,420	$33,085,383
Service Revenue	1,459,044	698,161	5,297,497	3,300,755
Total Revenue	12,567,743	11,374,622	46,408,917	36,386,138

Cost of Products Sold	9,674,402	9,016,183	34,742,022	27,671,251
Cost of Services Sold	523,753	248,298	1,806,492	1,214,918
Cost Of Sales	10,198,155	9,264,481	36,548,514	28,886,169

Gross Profit	2,369,588	2,110,141	9,860,403	7,499,969

Selling, General And Administrative Expenses	2,460,805	2,183,896	9,663,812	8,731,946

Depreciation And Amortization	168,784	167,802	685,216	634,014

Interest Expense, Net	82,721	69,273	238,985	160,441

Loss Before Benefit For Income Taxes	(342,722)	(310,830)	(727,610)	(2,026,432)

Benefit For Income Taxes	(141,174)	(268,952)	(242,373)	(760,246)

Net Loss	(201,548)	(41,878)	(485,237)	(1,266,186)

Accretion To Redemption Value of Preferred Stock	4,361	—	17,056	—

Preferred Stock Dividend	65,030	3,945	256,389	3,945

Net Loss Available To Common Stockholders	$(270,939)	$(45,823)	$(758,682)	$(1,270,131)

Net Loss Per Common Share - Basic	$(0.01)	$—	$(0.03)	$(0.05)

Net Loss Per Common Share - Diluted	$(0.01)	$—	$(0.03)	$(0.05)

Weighted Average Number Of Common Shares
Outstanding - Basic	30,127,255	28,670,631	30,127,255	28,132,778

Weighted Average Number Of Common Shares
Outstanding - Diluted	30,127,255	28,670,631	30,127,255	28,132,778

	For The Years
	Ended December 31,
	2006	2005
Cash flows from operating activities
Net loss	$(485,237)	$(1,266,186)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	685,216	634,014
Stock option compensation expense	18,184	61,334
Deferred income taxes	(271,686)	(760,465)
Allowance for doubtful accounts	700,116	30,000
Common stock issued for services	161,687	129,500
Change in assets and liabilities:
Accounts receivable	(1,698,408)	(3,312,553)
Inventories	(846,404)	(1,414,799)
Prepaid expenses and other current assets	(64,287)	(92,280)
Other assets	(1,450)	(13,921)
Accounts payable and accrued expenses	139,040	818,711
Net Cash Used In Operating Activities	(1,663,229)	(5,186,645)

Cash Flows From Investing Activities
Acquisition of business, net of cash acquired	—	(86,520)
Purchases of property and equipment	(153,728)	(352,477)
Proceeds from sale of equipment	8,273	—
Net Cash Used In Investing Activities	(145,455)	(438,997)

Cash Flows From Financing Activities
Proceeds from the issuance of redeemable preferred stock	2,236,301	1,967,220
Payments for financing costs	40,000	—
Stock warrants exercised	—	1,350,000
Stock options exercised	9,100	1,259,808
Stock warrants repurchased	—	(1,256,210)
Preferred stock dividends	(256,389)	(3,945)
Net amounts borrowed under revolving lines of credit	284,325	2,476,000
Stock issuance costs	(25,499)	—
Principal payments - notes payable	—	(858,376)
Net Cash Provided By Financing Activities	2,287,838	4,934,497

Net Increase (Decrease) In Cash And Cash Equivalents	479,154	(691,145)

Cash And Cash Equivalents - Beginning Of Year	153,794	844,939

Cash And Cash Equivalents - End Of Year	$632,948	$153,794